                         [LOGO OF AZTAR APPEARS HERE]

                      2390 East Camelback Road, Suite 400
                            Phoenix, Arizona 85016

                                          March 22, 1996

Dear Fellow Shareholder:

  You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Aztar Corporation to be held on Wednesday, May 8, 1996 at The Old Post Office Building, 100 N.W. Second Street, Second Floor, Evansville, Indiana, at 11:00 a.m. local time.

  The principal business of the Annual Meeting will be the election of three directors to serve individual three-year terms. As more fully described in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR the election of the Board's nominees. Each of these nominees is currently a director of Aztar and has provided dedicated service to the Company.

  After more than 25 years of distinguished service to your company, Carroll
V. Willoughby is not standing for re-election as a director. We gratefully acknowledge his many contributions to Aztar over the years.

  Your vote is most important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. This will not prevent you from voting in person at the Annual Meeting or at any adjournment or postponement thereof, but will assure that your vote is counted if you are unable to attend.

  As in past years, members of the Company's management will review the performance and prospects of the Company at the Annual Meeting and will be available to answer your questions. Your Board of Directors and Management look forward to greeting personally all of you who are able to attend.

  On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,
                                          /s/ Paul E. Rubeli
                                          Paul E. Rubeli
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                         [LOGO OF AZTAR APPEARS HERE]

                      2390 East Camelback Road, Suite 400
                            Phoenix, Arizona 85016

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 1996

To the Shareholders of Aztar Corporation:

  Notice is hereby given that the 1996 Annual Meeting of Shareholders (the "Meeting") of Aztar Corporation ("Aztar") will be held at The Old Post Office Building, 100 N.W. Second Street, Second Floor, Evansville, Indiana, at 11:00 a.m. on Wednesday, May 8, 1996, for the following purposes:

  1. To elect three Directors to serve until the 1999 Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

  Pursuant to Aztar's By-Laws, the Board of Directors has fixed Tuesday, March 12, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof. Only holders of Aztar's common stock at the close of business on that date are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements thereof.

  Aztar's Board of Directors and Management cordially invite you to attend the Meeting. In addition, you are requested to sign and date the enclosed proxy card, which is solicited by the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          By Order of the Board of Directors
                                          /s/ Nelson W. Armstrong, Jr.
                                          Nelson W. Armstrong, Jr.
                                          Secretary

Approximate date of mailing to shareholders:
March 22, 1996



                               I M P O R T A N T

 IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                     PROXY STATEMENT OF AZTAR CORPORATION

                      2390 EAST CAMELBACK ROAD, SUITE 400
                            PHOENIX, ARIZONA 85016

                        ANNUAL MEETING OF SHAREHOLDERS

                                  May 8, 1996

                                    GENERAL

  This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors of Aztar Corporation ("Aztar" or the "Company"), to be used at the 1996 Annual Meeting of Shareholders of Aztar and at any adjournments or postponements thereof (the "Meeting"). The Meeting will be held at The Old Post Office Building, 100 N.W. Second Street, Second Floor, Evansville, Indiana, on Wednesday, May 8, 1996, at 11:00 a.m. This Proxy Statement, together with the accompanying Notice of Annual Meeting and Proxy Card, are being first mailed to shareholders on or about March 22, 1996.

                      VOTING AND REVOCABILITY OF PROXIES

  March 12, 1996 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. Only holders of shares of Aztar's common stock, par value $.01 per share ("Common Stock"), at the close of business on that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. As of March 12, 1996, there were 38,344,855 shares of Common Stock outstanding. Holders of Common Stock as of the close of business on the Record Date are entitled to one vote per share, subject to the provisions of the Company's Certificate of Incorporation.

  Proxies solicited by the Board of Directors of the Company which are properly executed and returned to the Company will be voted at the Meeting, and at any adjournments or postponements thereof, in accordance with the directions given thereon. Executed proxies on which no directions are indicated will be voted FOR Proposal 1 (the election of the Company's nominees as directors). If any other matters are properly brought before the Meeting, the proxies solicited by the Board of Directors will be voted on such matters as determined in accordance with the judgment of the persons named thereon. Other than the election of three directors to the Board of Directors, the Board of Directors is not currently aware of any other matters to be brought before the Meeting.

  The presence in person or by proxy of the holders of record of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the Meeting. If a quorum is not present or represented at the Meeting, the shareholders entitled to vote, present or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. Assuming a quorum is present, directors will be elected by a plurality of the votes cast at the Meeting. Under applicable Delaware law, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote on the election of directors.

  A vote FOR the Board of Directors' nominees on the accompanying Proxy Card will give the proxies named therein discretionary authority to vote with respect to the election of any person recommended by the Board of Directors as a director where the nominee is unable or unavailable to serve (an event not now anticipated).

  Execution of a Proxy Card will not affect your right to attend the Meeting and to vote in person. A shareholder executing a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of the Company at the address provided above, (ii) filing a duly executed proxy bearing a later date or (iii) attending and voting in person at the Meeting. Attendance at the Meeting without voting thereat will not revoke a proxy previously executed and duly submitted by you.

  Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or in person at the Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

                     ELECTION OF DIRECTORS OF THE COMPANY

NOMINEES FOR ELECTION AS DIRECTORS

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors consists of not less than five nor more than thirteen Directors and is divided among three classes of members holding three-year staggered terms, with each class as nearly equal in number as possible. A class of three directors will be elected at the Meeting to serve until the 1999 Annual Meeting of Shareholders and until their respective successors have been elected. The Company's Board of Directors has nominated the following three individuals to serve as directors: John B. Bohle, Paul E. Rubeli and Vesta Valentine Temen, all of whom are currently members of the Board. A fourth person, Carroll V. Willoughby, is a member of the class of directors whose term of office will expire at the Meeting. However, Mr. Willoughby has determined to retire as a director and accordingly, the size of the Board has been reduced by one seat. Each of the Board of Director's nominees has consented to being named in this Proxy Statement and to serve as a director if elected. However, if for any reason any Board nominee should become unable or unavailable to serve as a director, the persons named in the enclosed proxy may vote with discretionary authority for a substitute. The enclosed proxy cannot be voted for a greater number of persons than three. The Board of Directors intends to vote all of the shares for which it is given proxies, to the extent permitted thereunder, FOR the election of the Board's nominees.

  The table below includes certain information as of February 22, 1996 regarding the three nominees of the Board of Directors and also regarding the other seven Directors whose terms of office will continue after the Meeting.

                               PRINCIPAL OCCUPATIONS (1991-
      NAME, AGE, AND                   PRESENT) AND               YEAR FIRST
       YEAR PRESENT            CERTAIN OTHER DIRECTORSHIPS         BECAME A
       TERM EXPIRES                   PRESENTLY HELD             DIRECTOR(/1/)
      --------------           ----------------------------      -------------
 NOMINEES
 John B. Bohle, 52         Senior Vice President and Director        1992
  (1996)                    of Paul Ray Berndtson,
                            Inc. since 1981 (executive
                            recruiting services).
 Paul E. Rubeli, 52        Chairman, President and Chief             1985
  (1996)                    Executive Officer
                            of the Company; previously
                            President and Chief
                            Executive Officer of the Company
                            (formerly Executive
                            Vice President, Gaming, of Ramada
                            (as defined below),
                            1982 to December 1989, and
                            President and Chief Operating
                            Officer of the Company to February
                            1990).
 Vesta Valentine Temen, 63 Retired (formerly Vice President of       1994
  (1996)                    Administration at
                            TropWorld from 1982 to 1994).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD'S NOMINEES FOR ELECTION AS DIRECTORS.

 OTHER DIRECTORS

     NAME, AGE, AND        PRINCIPAL OCCUPATIONS (1991-PRESENT)     YEAR FIRST
      YEAR PRESENT            AND CERTAIN OTHER DIRECTORSHIPS        BECAME A
      TERM EXPIRES                    PRESENTLY HELD                DIRECTOR(1)
     --------------        ------------------------------------     -----------
 Edward M. Carson, 66    Retired (formerly Chairman of First           1975
  (1998)                  Interstate Bancorp from 1990 to 1995);
                          President of First Interstate Bancorp
                          from 1985 to 1990; Director of Castle &
                          Cooke, Inc. (real estate and resorts);
                          First Interstate Bancorp, and Terra
                          Industries, Inc. (agribusiness
                          products).
 A. Sam Gittlin, 81      Chairman and Chief Executive Officer of       1963
  (1997)                  Gittlin Companies, Inc. (manufacturing,
                          distributing and financial services)
                          since 1946.
 Robert M. Haddock, 51   Executive Vice President and Chief            1989
  (1997)                  Financial Officer of the Company (with
                          Ramada from 1980 to May 1985; rejoined
                          Ramada in November 1985, and served as
                          Executive Vice President and Chief
                          Financial Officer of Ramada from March
                          1987 to completion of the Restructuring
                          (as such term is defined below)).
 John R. Norton, III, 66 Chairman and Chief Executive Officer of       1978(/2/)
  (1998)                  J.R. Norton Company (diversified
                          agriculture production); Director of
                          Pinnacle West Capital Corporation
                          (holding company); Arizona Public
                          Service Company (electric utility); and
                          Terra Industries, Inc. (agribusiness
                          products).
 Robert S. Rosow, 76     Independent Certified Public Accountant       1969
  (1998)                  since 1953.
 Richard Snell, 65       Chairman, President and Chief Executive       1981
  (1998)                  Officer of Pinnacle West Capital
                          Corporation (holding company) and
                          Chairman of Arizona Public Service
                          Company (electric utility) since
                          February 1990; Director of Pinnacle
                          West, Arizona Public Service, and Banc
                          One Arizona Corporation (bank holding
                          company); previously Chairman of the
                          Company from December 1989 to February
                          1992, Chairman and Chief Executive
                          Officer of the Company from December
                          1989 to February 1990, and Chairman,
                          President and Chief Executive Officer
                          of Ramada from 1981 to December 1989.
 Terence W. Thomas, 65   Chairman of the Board of Arizona              1978
  (1997)                  Wholesale Supply Company and of
                          National Brands, Inc. (wholesale
                          distributors of consumer products)
                          since 1984.

--------
(1) Aztar Corporation was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. ("Ramada") after the restructuring of Ramada (the "Restructuring"), which was completed on December 20, 1989. All members of the Board of Directors of Ramada as composed at the conclusion of the Restructuring, with one exception, became members of the Aztar Board of Directors at the incorporation of the Company. The terms of Directors set forth above include, with three exceptions, periods of service as Directors of Ramada.

(2) Mr. Norton previously served as a Director of Ramada between October 1978 and May 1985, when he resigned to become U.S. Deputy Secretary of Agriculture. He rejoined the board in 1986.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      HOLDERS AND DIRECTORS AND OFFICERS

5% BENEFICIAL OWNERS

  Persons and groups owning in excess of 5 percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to applicable federal securities law. Based upon such reports, the table below sets forth certain information regarding beneficial owners of more than 5 percent of the Common Stock as of March 1, 1996. The Company knows of no other beneficial owner of more than 5 percent of its outstanding Common Stock.

                                               SHARES OF COMMON STOCK PERCENT OF
   NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED     CLASS
   ------------------------                    ---------------------- ----------
   FMR Corporation (Fidelity).................       2,847,400           7.4%
    82 Devonshire Street
    Boston, MA 02109
   Gabelli Funds, Inc.........................       3,767,500           9.8%
    One Corporate Center
    Rye, NY 10580

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth certain information regarding Directors' and executive officers' beneficial ownership of Common Stock as of March 1, 1996.

                                              SHARES OF COMMON STOCK PERCENT OF
   DIRECTORS                                   BENEFICIALLY OWNED*     CLASS
   ---------                                  ---------------------- ----------
   John B. Bohle.............................           9,000            **
   Edward M. Carson..........................          10,400            **
   A. Sam Gittlin............................          14,100            **
   Robert M. Haddock.........................         765,464           2.0%
   John R. Norton, III.......................          23,000            **
   Robert S. Rosow...........................          30,596            **
   Paul E. Rubeli............................         969,542           2.5%
   Richard Snell.............................          50,000            **
   Vesta Valentine Temen.....................          13,833            **
   Terence W. Thomas.........................          12,200            **
   Carroll V. Willoughby.....................          45,000            **
   NAMED EXECUTIVE OFFICERS
   ------------------------
   Nelson W. Armstrong, Jr...................         112,419            **
   Joe C. Cole...............................          56,883            **
   Meridith P. Sipek.........................          68,257            **
   All Directors and Executive Officers as a
   group (15 persons)........................       2,186,694           5.7%

--------
  *Including, for Mr. Gittlin, 1,100 shares held by a partnership in which he is a general partner and as to which he has effective voting and investment power and 3,000 shares owned by Mrs. Gittlin and as to which Mr. Gittlin disclaims any beneficial interest; for Mr. Norton, 13,000 shares held by a self-directed 401(k) profit sharing plan; for Mr. Rosow, 400 shares held in an estate of which Mr. Rosow is the independent executor and in which he disclaims any beneficial interest; for Messrs. Carson, Gittlin, Norton, Rosow, Snell, Thomas and Willoughby 10,000 shares each; for Mr. Bohle 9,000 shares; and for Mrs. Temen 6,000 shares, which they may acquire by the exercise of stock options within 60 days; for Messrs. Haddock, Rubeli, Armstrong, Cole and Sipek, 698,464, 813,464, 87,022, 43,405 and 59,257
  shares, respectively, which they may acquire by the exercise of stock options within 60 days; and for the Directors and executive officers as a group (15 persons), 1,786,612 shares, which they may acquire by the exercise of options within 60 days.

 **Less than 1% of the outstanding shares of Common Stock.

THE BOARD AND ITS COMMITTEES

  The Board has standing Audit, Compensation and Stock Option, Executive, Finance and Nominating committees.

  The Audit Committee is comprised of Mrs. Temen and Messrs. Gittlin, Norton, Rosow, Snell and Willoughby. This Committee is responsible for reviewing the audit's scope, timing and fee arrangements with Aztar's independent public accountants; reviewing the audit findings and other financial data submitted by both the Company's internal auditors and its independent public accountants; and presenting such findings to the Board.

  The Compensation and Stock Option Committee is comprised of Messrs. Carson, Gittlin, Rosow, Thomas and Willoughby. Its responsibilities include reviewing the executive compensation programs for Aztar's senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

  The Executive Committee is comprised of Messrs. Haddock, Rubeli and Snell. The Executive Committee may act for the full Board of Directors in situations in which the Board delegates such authority to the Executive Committee or in situations in which the Executive Committee finds that emergency circumstances justify expedited action.

  The Finance Committee is comprised of Messrs. Bohle, Carson, Haddock, Norton and Thomas. Its responsibilities include reviewing the various financial activities of the Company and presenting its findings to the Board.

  The Nominating Committee is comprised of Messrs. Bohle, Carson, Norton, Rubeli and Snell. The duties of the Nominating Committee are to nominate persons for election or re-election to the Board of Directors. The Nominating Committee may consider proposed nominees for Directors which are forwarded by Shareholders to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

  During 1995 the Board of Directors held six meetings. The Audit Committee held five meetings, the Compensation and Stock Option Committee held four meetings, the Finance Committee held one meeting, the Nominating Committee held two meetings, and there were no meetings of the Executive Committee. No Director attended less than 75 percent of the meetings of the Board and committees of which he/she was a member.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Subsidiary banks of First Interstate Bancorp, of which Mr. Carson is a director and the former Chairman, have or had during 1995 various banking relationships with the Company or its subsidiaries. The relationships include: serving as stock registrar and transfer agent for the Company, serving as escrow agent for the Stock Option and Incentive Plan, and providing letters of credit and bank operational services to the Company. The First Interstate banks derived approximately $201,512 of gross fees in 1995 from these activities.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Mr. Terence W. Thomas, a Director, filed a late report for a single transaction, a small acquisition of Common Stock.

EXECUTIVE COMPENSATION

  The following table sets forth the annual compensation paid and accrued by the Company for services rendered during each fiscal year presented, for the chief executive officer and the next four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                                                      COMPENSATION
                                                      ------------
                                ANNUAL COMPENSATION      AWARDS
                               ---------------------- ------------
                                                       RESTRICTED
                                                         STOCK      ALL OTHER
                               FISCAL SALARY   BONUS   AWARD(S) $  COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    ($)     ($)        (1)       ($) (2)
---------------------------    ------ ------- ------- ------------ ------------
Paul E. Rubeli                  1995  515,878   -0-     585,000       1,232
  Chairman of the Board,        1994  495,100 108,145     -0-         1,248
  President and Chief
  Executive Officer             1993  495,373  97,395     -0-         2,420
Robert M. Haddock               1995  403,163   -0-     429,000       1,232
  Executive Vice President      1994  387,000  84,125     -0-         1,248
  and Chief Financial Officer   1993  387,214  75,763     -0-         2,420
Nelson W. Armstrong, Jr.        1995  151,191   -0-     117,000       1,232
  Vice President,               1994  142,621  16,599     -0-         1,248
  Administration and Secretary  1993  138,651  13,145     -0-         1,650
Meridith P. Sipek               1995  133,709   -0-     117,000       1,120
  Controller                    1994  124,058  14,324     -0-         1,144
                                1993  120,585  11,338     -0-         1,430
Joe C. Cole                     1995  116,162   -0-      78,000       1,008
  Vice President,               1994  112,985  12,967     -0-         1,040
  Corporate Communications      1993  109,885  10,268     -0-         1,320

--------

(1) Restricted Stock Holdings: The number of restricted shares of Common Stock held at fiscal year-end 1995 and the value of such holdings, based on the number of shares awarded times the closing market price at fiscal year-end, is 45,000 shares and $348,750 for Mr. Rubeli; 33,000 shares and $255,750 for Mr. Haddock; 9,000 shares and $69,750 for Mr. Armstrong; 9,000 shares and $69,750 for Mr. Sipek; and 6,000 shares and $46,500 for Mr. Cole. Time-based restricted shares vest equally over a three-year period from the date of grant (one-third on each anniversary date); performance-based restricted shares vest when certain preestablished price levels of the Common Stock are achieved; and both classes are eligible to receive dividends, if dividends are declared and paid.

(2) Under the provisions of the Aztar Employee Stock Ownership Plan (the "Aztar ESOP"), shares of Aztar's Series B ESOP Convertible Preferred Stock that were purchased by the Aztar ESOP with the proceeds of a loan are allocated to participating employees' accounts on a pro rata basis on relative compensation with some limitations. In addition, as long as the loan is outstanding, cash dividends on the Preferred Stock are to be utilized for loan repayments. The value of the cash dividends on the Preferred Stock held in a participant's account that are used for loan repayments is replaced by Preferred Stock of an equal value. The value of the Preferred Stock is the greater of the latest appraisal value of the Preferred Stock, the value of the conversion of the Preferred Stock into Common Stock at 10.5764 shares of Common Stock for each share of Preferred Stock, or $100.00 for each share of Preferred Stock, the liquidation preference. The latest appraised value of the Preferred Stock is $112.00 per share. Participant accounts are generally payable only on termination of employment or on retirement. The following shares of Preferred Stock that were credited to the participants' accounts in 1995 (other than shares attributable to dividends from the participants' accounts) were approximately 11 shares for Mr. Rubeli; 11 shares for Mr. Haddock; 11 shares for Mr. Armstrong; 10 shares for Mr. Sipek; and 9 shares for Mr. Cole. Subject to compensation limits, similar allocations were made to participants' accounts in 1994 and 1993.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

  The following table sets forth the aggregate number of exercisable and unexercisable options held by the chief executive officer and the next four most highly compensated executive officers of the Company and the value of such options based on the market value of a share of Common Stock at year-end less the applicable exercise price. None of the named executives exercised an option during 1995.

                                     NUMBER OF           VALUE OF UNEXERCISED
                               SECURITIES UNDERLYING         IN-THE-MONEY
                             UNEXERCISED OPTIONS/SARS       OPTIONS/SARS AT
                                   AT FY-END (#)              FY-END ($)
                             ------------------------- -------------------------
  NAME                       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----                       ------------------------- -------------------------
Paul E. Rubeli..............         813,464/0                2,960,618/0
Robert M. Haddock...........         698,464/0                2,508,618/0
Nelson W. Armstrong, Jr.....          87,022/0                  304,788/0
Meridith P. Sipek...........          59,257/0                  221,138/0
Joe C. Cole.................          43,405/0                  179,888/0

SUPPLEMENTAL RETIREMENT PLANS

  In connection with the Restructuring, the Company assumed certain of the obligations of Ramada for a deferred compensation program designed to provide supplementary retirement benefits to certain executive officers and to certain key employees. Certain of the executive officers of the Company participated in the deferred compensation program. The maximum available benefit (payable over 15 years commencing with the participant's retirement at or after 65) is 15% of his expected salary at age 65 (determined by assuming annual increases in salary at the time of electing to participate at the compounded rate of 6%), the normal benefit. As a result of the Restructuring completed in 1989, participants are fully vested in their accrued benefits. The annual benefits payable upon retirement at age 65 are $124,504 for Mr. Rubeli; $85,944 for Mr. Haddock; $42,069 for Mr. Armstrong; and $40,944 for Mr. Sipek.

  The Company has a Non-qualified Retirement Plan for Senior Executives to supplement the retirement income for certain executives selected at the discretion of the Board of Directors. The non-funded plan provides that such an executive upon retirement at age 65 will receive annually 50% of the average of the last five full years of compensation from the Company less any amounts received under an Aztar tax-qualified defined benefit plan and primary Social Security. Messrs. Rubeli and Haddock are participants in the plan and the estimated annual benefits payable upon retirement at age 65 based on actuarial assumptions are $579,783 for Mr. Rubeli and $466,394 for Mr. Haddock.

COMPENSATION OF DIRECTORS

  Directors who are not full-time employees of the Company are each paid $25,000 per year and are reimbursed for any expenses incurred in attending Directors' meetings. In addition, each such nonemployee Director receives a fee of $1,000 for attending each Directors' meeting and $750 for attending each committee meeting; committee chairpersons receive an additional $500 for each committee meeting attended.

  In addition, nonemployee Directors are granted an option to purchase 5,000 shares of Common Stock when first appointed to the Board and are entitled to receive annually on the day after the Annual Meeting of Shareholders options to purchase 1,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on such dates.

  In connection with the Restructuring, the Company has assumed the obligations of Ramada for a deferred compensation plan for those Directors who were not employed by the Company. Under the Directors' Deferred Compensation Program (the "Directors' Program"), a monthly benefit will be paid for a period of 10 years beginning at the later of age 70 or the cessation of the directorship. Benefits vest fractionally each month during the first five years of participation; however, Directors who were age 65 upon entering the Directors'

Program, or who would reach age 65 during the vesting period, would be fully vested at that time. Normal benefits payable are based on the amount of the initial deferral and the number of years of participation from entry into the Directors' Program until age 70. All of the nonemployee Directors of Ramada participated in the Directors' Program. As a result of the Restructuring, participants are fully vested in their accrued benefits. Participants were given a one-time irrevocable election to receive a lump sum cash payment of the present value of their benefits in lieu of the 120 monthly installments currently provided in the agreements. The annual benefits payable, upon cessation of the directorship, for those Directors who elected not to receive the cash payment are: $6,708 for Mr. Gittlin, $45,039 for Mr. Norton, $11,424 for Mr. Rosow, and $6,238 for Mr. Willoughby.

SEVERANCE AGREEMENTS

  In connection with the Restructuring, the Company has assumed the obligations of Ramada under the severance agreements (the "Severance Agreements") with Messrs. Rubeli, Haddock, Armstrong, Cole and Sipek and certain other key employees. The Severance Agreements set forth the terms and conditions of each such executive's termination of employment with the Company following a "change in control." During 1995, the Severance Agreements were rewritten as Aztar Agreements. The new Severance Agreements provide for the payment of severance benefits to the executive officer if his employment is terminated either by the Company without "cause" (as defined) or by the executive with "good reason" (as defined), which includes the assignment to the executive of duties inconsistent with his prior status or a reduction in his base salary or benefits. Upon such termination with respect to any of the executives, the benefits described below would become payable to such executives.

  In the case of Messrs. Rubeli and Haddock, severance benefits consist of a lump-sum cash payment, payable within 13 days after termination of employment, equal to twice the sum of the executive's annual base salary plus the average bonuses awarded to him in the three years preceding termination of employment, cash-out of outstanding options and vesting and distribution of any restricted stock. The other executive officers would receive their annual base salary plus average bonus, plus the other described benefits. The Company would also maintain employee insurance benefits plans in effect for the executives' continued benefit, or provide substantially equivalent benefits, for two years. Except in the case of the severance benefits of Messrs. Rubeli and Haddock, the amount of the severance benefits is limited to the amount that would be deductible by the Company under the federal tax laws. Based upon current salary levels, the appropriate lump-sum cash payment that would be payable under the Severance Agreements to Messrs. Rubeli, Haddock, Armstrong, Cole and Sipek if their employment had terminated during 1995, excluding any payment relating to stock options or restricted stock, would be $1,349,958 for Mr. Rubeli; $1,053,832 for Mr. Haddock; $174,401 for Mr. Armstrong; $154,346 for Mr. Sipek, and $134,236 for Mr. Cole.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee (the "Compensation Committee") is comprised of Messrs. Carson, Gittlin, Rosow, Thomas and Willoughby. Mr. Carson is a director and former Chairman of First Interstate Bancorp. Subsidiary banks of First Interstate Bancorp have or had during 1995 various banking relationships with the Company or its subsidiaries. The relationships include: serving as stock registrar and transfer agent for the Company, serving as escrow agent for the Stock Option and Incentive Plan and providing letters of credit and bank operational services to the Company. The First Interstate banks derived approximately $201,512 of gross fees in 1995 from these activities. Mr. Willoughby is a former Senior Group Vice President of Ramada.

BOARD COMPENSATION COMMITTEE REPORT

  During the Company's last fiscal year the Compensation Committee held four meetings. The functions performed by the Compensation Committee include reviewing the executive compensation programs for the senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

  Upon the completion of the Restructuring and the commencement of operations of Aztar (a new company in a new industry group), the Compensation Committee, in conjunction with outside consultants, studied various executive compensation practices of companies in the early stages of their respective life cycle, of companies of a similar size, and of companies in the same industry, including, but not limited to, all of the companies that comprised the Dow Jones Casino Index at that time. The Dow Jones Casino Index is utilized in the Performance Graph set forth in the following subsection. The Compensation Committee concluded that an appropriate compensation package for the chief executive officer and the senior management group at such stage of the Company's development should be comprised of an ownership interest; a base salary; and an annual incentive bonus based on the Company's financial performance. The Compensation Committee believed that such a package would compensate executives in a manner that rewarded both current performance and long-term performance and would provide the executive with a financial interest in the success of the Company similar to the interests of the Company's Shareholders. The Compensation Committee also concluded that the total compensation should be at a level for each executive which would allow the Company to attract and retain talented executives whose services are necessary to ensure the continued success of the Company.

  Based on the results of the above-mentioned study, the Compensation Committee set a base salary for the chief executive officer in mid-1990 which increased his base salary to a level that was more in line with the comparable compensation of the chief executive officers and/or division heads of other casino companies. At such time, base salaries were also set for the other executive officers. Only modest adjustments to the base salaries of the chief executive officer and the other executive officers have been made since that time. A bonus plan was also established for the chief executive officer; similar plans were established for the other executive officers. The bonus plans are based on the degree to which the Company meets certain goals set by the Compensation Committee based on the annual profitability of the Company (defined as total Company income before income taxes), which may lead to accrual of bonuses which may not exceed stated maximum percentages of base salaries (up to 90% effective with the 1995 bonus year for the chief executive officer, among others). In special circumstances, notwithstanding the pre-established performance targets, the Compensation Committee at its discretion may award the maximum bonus available to a specific officer under the plan, based on subjective factors such as outstanding performance by an officer in his specific area of responsibility. Bonuses, if earned, are payable as soon as practicable after each fiscal year-end. In order to provide the senior management group (approximately 26 persons including the chief executive officer and the other executive officers) with an ownership interest, an initial grant of nonqualified stock options and restricted stock (both vesting equally over a three-year period) was made upon and shortly following the completion of the Restructuring. A second grant of options to the senior management group and of options and restricted stock to the executive officers was made in December, 1991. No grants were made to the executive officers in 1992, 1993 or 1994.

  With the continued proliferation of gaming across the country, there has been a significant demand for experienced senior executives in the gaming industry. After four years of relative stability, the senior management group experienced over a thirty percent turnover in the last two years. As a result, the Committee again retained the services of an independent compensation consultant in late 1994 (which engagement continued in 1995). The study indicated that the Company's direct compensation levels are consistently below industry median practices. However, considering the continuing pressures on earnings and cash flows and wanting to maintain compensation packages that are performance related, it was decided to maintain the restrictions in place on salary adjustments and therefore, only nominal salary increases were made. In addition, the maximum percentages of base salaries utilized for bonus accruals were increased, and an additional grant of time-based restricted stock (restricted shares vest equally over a three-year period from the date of grant--one-third on each anniversary date) to certain members of the senior management group including the executive officers, and a grant of performance-based restricted stock (restrictions vest when certain preestablished price levels of the Common Stock are achieved) to the executive officers was made in February 1995.

  Based on the Company's 1995 income, no bonuses were paid to the chief executive officer and the other executive officers for the 1995 bonus plan year.

  The Compensation Committee does not anticipate that any of the compensation payable to the named executive officers in 1995 or the coming year will exceed the limits on deductibility set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to review this issue.

  The executive compensation policies and procedures that were established after the Restructuring have remained constant. The Compensation Committee may periodically engage outside consultants to provide updated information on compensation practices in general as well as in the industry. As described above, during 1994 and 1995, the Committee retained the services of an independent compensation consultant.

                                          By Compensation and Stock Option
                                          Committee

                                          Edward M. Carson
                                          A. Sam Gittlin
                                          Robert S. Rosow
                                          Terence W. Thomas
                                          Carroll V. Willoughby

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return from January 3, 1991 to December 28, 1995, of the Company, the Standard & Poor's 500 Index and the Dow Jones Casino Industry Group. The graph assumes an investment of $100 on January 3, 1991 in each of Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Casino Industry Group. As of January 25, 1995, the companies that comprised the Dow Jones Casino Industry Group were revised.

           Aztar Total Cumulative Return vs. Dow Jones Casino Index,
                       Standard & Poors 500 Stock Index

                       [PERFORMANCE GRAPH APPEARS HERE]

FISCAL YEAR ENDING       AZTAR CORPORATION  DJ CASINO INDEX  S&P 500 STOCK INDEX
------------------       -----------------  ---------------  -------------------
 1/03/91                 100                100              100
 1/02/92                 142.8              157.4            129.6
12/31/92                 184.1              245.6            135.4
12/30/93                 165.1              374.7            145.6
12/29/94                 146.0              289.0            143.3
12/28/95                 196.8              370.8            190.8

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The cost of this solicitation will be borne by the Company. The solicitation of proxies will be made primarily by mail. Regular employees of the Company may solicit proxies by telephone or telegraph or in person. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy materials to principals. In addition, the Company has retained Beacon Hill Partners to assist in the solicitation of proxies at an estimated cost of $6,000.

  Representatives of Coopers & Lybrand L. L. P. will be present at the Meeting and will be available to respond to appropriate questions from the Company's Shareholders. The representatives will have an opportunity to make a statement at the Meeting if they desire to do so.

  Unless otherwise required by law or the Company's Certificate of Incorporation or By-Laws, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of any matter other than the election of Directors which properly comes before the Meeting or any adjournments or postponements thereof. Under applicable Delaware law, in determining whether any such other matter has received the affirmative vote of the requisite number of shares of Common Stock, (i) abstentions will be counted and will have the same effect as a vote against such other matter,
(ii) to the extent that applicable stock exchange rules provide the broker with discretionary authority with respect to such matter, broker non-votes will be counted and will have the same effect as a vote against such other matter and (iii) to the extent that applicable stock exchange rules do not provide the broker with discretionary authority with respect to such matter, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  As previously disclosed, the Company's By-Laws require shareholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This By-Law provision requires shareholders to provide the Company with notice of their intent to nominate directors or to propose new business at an Annual Meeting not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if the Annual Meeting is not held within 30 days of the date of the immediately preceding Annual Meeting, then shareholders must provide advance notice to the Company within 10 days after notice or prior public disclosure of the Annual Meeting is given or made to shareholders.

  The Company's 1995 Annual Meeting was held on May 10, 1995, and the 1996 Annual Meeting is scheduled to be held on May 8, 1996, which is within 30 days of the anniversary date of the 1995 Annual Meeting. Accordingly, assuming the 1996 Annual Meeting is held as scheduled, notice of a proposed director nomination or new business to be brought before the 1996 Annual Meeting must have been received in proper form on or after February 8, 1996 and on or prior to March 9, 1996. In addition, assuming the 1996 Annual Meeting is held as scheduled and the 1997 Annual Meeting of Shareholders is held within 30 days of May 8, 1997, notice of a proposed director nomination or new business to be brought before the 1997 Annual Meeting must be received in proper form on or after February 7, 1997 and on or prior to March 9, 1997.

  In accordance with federal securities laws, proposals to be submitted by shareholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 1997 Proxy Statement must be received by the Company at its executive offices in Phoenix, Arizona, not later than November 22, 1996.

                               AZTAR CORPORATION
PROXY

                        ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 8, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert M. Haddock and Nelson W. Armstrong, Jr., and each of them, with full power of substitution, attorneys and proxies, to represent and to vote all shares of Common Stock, par value $.01 per share ("Aztar Common Stock"), of Aztar Corporation ("Aztar") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, May 8, 1996 at 11:00 a.m., local time, at The Old Post Office Building, 100 N.W. Second Street, Second Floor, Evansville, Indiana (the "Meeting") and at any adjournments or postponements thereof, as directed on the reverse side of this proxy, with all powers the undersigned would possess if personally present at the Meeting.

    THE BOARD OF DIRECTORS OF AZTAR RECOMMENDS A VOTE FOR PROPOSAL 1.
                                                      ---
 IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED, YOU WILL BE DEEMED TO
                          HAVE VOTED FOR PROPOSAL 1.
                                     ---
        THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO
      SPECIFICATIONS ARE MADE, YOUR SHARES WILL BE VOTED FOR PROPOSAL 1. BROKER NON-VOTES WILL BE DISREGARDED. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. A MAJORITY OF THE NAMED PROXIES, OR ANY SUBSTITUTE OR SUBSTITUTES, WHO SHALL BE PRESENT AND ACT AT THE MEETING (OR IF ONLY ONE SHALL BE PRESENT AND ACT, THEN THAT ONE) SHALL HAVE ALL THE POWERS OF THE NAMED PROXIES HEREUNDER.


                         (PLEASE SIGN ON REVERSE SIDE)

                           . FOLD AND DETACH HERE .

                         [LOGO OF AZTAR APPEARS HERE]

--------------------------------------------------------------------------------
                                                        Please mark
                                                         your votes      [X]
                                                       as indicated
                                                     in this example


       THE BOARD OF DIRECTORS OF AZTAR RECOMMENDS A VOTE FOR PROPOSAL 1.

                     FOR                      WITHHOLD AUTHORITY
                 all nominees                    to vote for
                 listed below                 all nominees below

                     [_]                             [_]


1. The election as directors of all nominees listed below (except as marked to the contrary):

   John B. Bohle, Paul E. Rubeli and Vesta Valentine Temen (to withhold authority to vote for any individual nominee, check the "FOR all nominees" box above and write that nominee's name in the space provided below.)

    --------------

2. With discretionary power upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.


IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED, THE UNDERSIGNED WILL BE DEEMED TO HAVE VOTED FOR PROPOSAL 1 AND TO HAVE APPOINTED THE PROXIES WHOSE NAMES APPEAR ON THE FACE HEREOF TO VOTE ON SUCH OTHER MATTERS AS MAY BE PROPERLY BEFORE THEM.

PROXIES CAN ONLY BE GIVEN BY SHAREHOLDERS OF RECORD ON MARCH 12, 1996. PLEASE SIGN YOUR NAME BELOW EXACTLY AS IT APPEARS HEREON. WHEN SHARES OF AZTAR STOCK ARE HELD OF RECORD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature(s) ____________________________   Date ______________________________
NOTE: (Please sign as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such.)

--------------------------------------------------------------------------------

                           . FOLD AND DETACH HERE .